Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Packaging Corporation of America:

We consent to the use of our reports dated February 28, 2017 with respect to the consolidated balance sheets of Packaging Corporation of America as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Packaging Corporation of America acquired TimBar Corporation (TimBar) and Columbus Container, Inc. (Columbus) during 2016, and management excluded from its assessment of the effectiveness of Packaging Corporation of America’s internal control over financial reporting as of December 31, 2016, TimBar and Columbus’ internal control over financial reporting. As of and for the year ended December 31, 2016, TimBar accounted for approximately 7% of the Company’s consolidated total assets and 2% of consolidated sales and Columbus accounted for approximately 2% of the Company’s consolidated total assets and less than 1% of consolidated sales. Our audit of internal control over financial reporting of Packaging Corporation of America also excluded an evaluation of the internal control over financial reporting of TimBar and Columbus.

(signed) KPMG LLP

Chicago, Illinois

December 6, 2017